                                    EXHIBIT 1







                          AGREEMENT AND PLAN OF MERGER


                                      among


                      INTELLIQUEST INFORMATION GROUP, INC.,


                              WPP ACQUISITION CORP.


                                       and


                           KANTAR MEDIA RESEARCH, INC.








                           Dated as of August 12, 1999

                                   TABLE OF CONTENTS

                                       ARTICLE I

                                       THE MERGER
Section 1.1  The Merger..................................................................................2
Section 1.2  Effective Time..............................................................................2
Section 1.3  Effects of the Merger.......................................................................2
Section 1.4  Certificate of Incorporation and Bylaws; Directors and Officers.............................2
Section 1.5  Conversion of Securities....................................................................2
Section 1.6  Exchange of Certificates....................................................................3
Section 1.7  Dissenting Shares...........................................................................5
Section 1.8  No Further Ownership Rights in Shares; Closing of Company Transfer Books....................5
Section 1.9  Closing.....................................................................................5


                                       ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB


Section 2.1  Organization, Standing and Power; Capitalization and Ownership of Sub.......................6
Section 2.2  Authority; Non-Contravention................................................................6
Section 2.3  Proxy Statement.............................................................................7
Section 2.4  Financing...................................................................................7
Section 2.5  Business of Sub.............................................................................7
Section 2.6  WARN Act....................................................................................8
Section 2.7  Brokers.....................................................................................8


                                      ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                                       i


Section 3.1  Organization, Standing and Power............................................................8
Section 3.2  Capital Structure...........................................................................8
Section 3.3  Subsidiaries................................................................................9
Section 3.4  Other Interests.............................................................................9
Section 3.5  Authority; Non-Contravention................................................................9
Section 3.6  SEC Documents and Financial Statements.....................................................10
Section 3.7  Proxy Statement............................................................................11
Section 3.8  Absence of Certain Events..................................................................11
Section 3.9  Litigation.................................................................................12
Section 3.10 Compliance with Applicable Law.............................................................12
Section 3.11 Employee Plans.............................................................................12
Section 3.12 Employment Relations and Agreement.........................................................14
Section 3.13 Contracts..................................................................................15
Section 3.14 Rights Agreement...........................................................................15
Section 3.15 State Takeover Statutes; Certain Charter Provisions........................................15
Section 3.16 Taxes......................................................................................15
Section 3.17 Intellectual Properties....................................................................17
Section 3.18 Voting Requirements........................................................................17
Section 3.19 Year 2000..................................................................................18
Section 3.20 Brokers....................................................................................18




                                       ARTICLE IV

                       COVENANTS RELATING TO CONDUCT OF BUSINESS


Section 4.1  Conduct of Business by the Company Pending the Merger......................................18
Section 4.2  No Solicitation............................................................................21
Section 4.3  Third Party Standstill Agreements..........................................................22
Section 4.4  Database Agreements........................................................................23
Section 4.5  Payment of Acquisition Expenses............................................................23


                                       ARTICLE V

                                 ADDITIONAL AGREEMENTS


                                       ii


Section 5.1  Company Stockholder Approval; Proxy Statement..............................................23
Section 5.2  Access to Information......................................................................24
Section 5.3  Fees and Expenses..........................................................................24
Section 5.4  Reasonable Efforts.........................................................................24
Section 5.5  Public Announcements.......................................................................25
Section 5.6  State Takeover Laws........................................................................25
Section 5.7  Rights Agreement...........................................................................25
Section 5.8  Indemnification, Directors'and Officers'Insurance..........................................25
Section 5.9  Termination of Employment..................................................................26
Section 5.10 Other Agreements Relating to Stock Options.................................................26
Section 5.11 Interim Operations.........................................................................27
Section 5.12 Completion of Merger.......................................................................26
Section 5.13 Employee Stock Purchase Plan...............................................................27


                                       ARTICLE VI

                                  CONDITIONS PRECEDENT


Section 6.1  Conditions to Each Party's Obligation to Effect the Merger.................................27


                                      ARTICLE VII

                           TERMINATION, AMENDMENT AND WAIVER


Section 7.1  Termination................................................................................29
Section 7.2  Effect of Termination......................................................................30
Section 7.3  Amendment..................................................................................30
Section 7.4  Waiver.....................................................................................30


                                      ARTICLE VIII

                                   GENERAL PROVISIONS


                                       iii

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Section 8.1  Non-Survival of Representations and Warranties.............................................31
Section 8.2  Notices....................................................................................31
Section 8.3  Interpretation.............................................................................32
Section 8.4  Counterparts...............................................................................32
Section 8.5  Entire Agreement; No Third-Party Beneficiaries.............................................32
Section 8.6  Governing Law; Jurisdiction; Waiver of Jury Trial..........................................32
Section 8.7  Assignment.................................................................................34
Section 8.8  Severability...............................................................................34
Section 8.9  Enforcement of this Agreement..............................................................34
Section 8.10 Incorporation of Exhibits..................................................................34
Section 8.11 Performance by Sub.........................................................................34
Section 8.12 Resolution of Disputes Relating to Calculations............................................34

Schedule 4.4 Database Agreements
Schedule 6.1 List of Individuals Receiving Employment Agreements
Annex A -    Calculation of Merger Consideration
Annex B -    Calculation of Option Consideration
Exhibit A-1 -Employment Agreements for Marianne Grogan and Mark Rylander
Exhibit A-2 -Employment Agreements for Lee Dilday, Karlan Witt,
             Tony Incalcatera and Pam Olsen

                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER, dated as of August 12, 1999 (this "Agreement"), among Kantar Media Research, Inc., a Delaware corporation ("Parent"), WPP Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Intelliquest Information Group, Inc., a Delaware corporation (the "Company") (Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations").

                              W I T N E S S E T H:

         WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent of all of the outstanding shares of Common Stock, par value $.001 per share (the "Common Stock"), together with associated Rights (as defined below) (the shares of Common Stock and associated Rights are referred to herein as "Shares"), of the Company at a price per Share calculated in accordance with the formula set forth in Annex A attached hereto (the "Merger Consideration"), in cash, pursuant to a merger (the "Merger") of Sub with and into the Company upon the terms and subject to the conditions set forth herein;

         WHEREAS, the Board of Directors of the Company has adopted resolutions determining that the Merger is fair to and in the best interests of the holders of Shares and declaring the advisability of the Merger and recommending that the Company's stockholders approve and adopt this Agreement and approve the Merger and the other transactions contemplated hereby;

         WHEREAS, the Company will sell substantially all of the assets relating to the Company's database business (the "Database Business"), pursuant to an Asset Purchase Agreement, dated as of July 22, 1999, between the Company and Naviant Technology Solutions, Inc. (the "IQ2 Sale");

         WHEREAS, pursuant to the Merger, each issued and outstanding Share not owned directly or indirectly by Parent or the Company will be converted into the right to receive per share consideration described herein; and

         WHEREAS, pursuant to the Merger, all outstanding Stock Options at the Effective Time will be canceled in exchange for the consideration to be paid in accordance with the formula set forth in Annex B attached hereto.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

         Section 1.1 THE MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Delaware, as amended (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

         Section 1.2 EFFECTIVE TIME. The Merger shall become effective when the Certificate of Merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, is accepted for record by the Secretary of State of the State of Delaware. When used in this Agreement, the term "Effective Time" shall mean the later of the date and time at which the Certificate of Merger is accepted for record or the date and time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made by the parties hereto as soon as practicable after the satisfaction or waiver of all conditions set forth in
Section 6.1 hereof.

         Section 1.3 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL.

         Section 1.4 CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS. (a) At the Effective Time and without any further action on the part of the Company and Sub, the certificate of incorporation of the Company shall be amended to read in its entirety as the certificate of incorporation of Sub reads as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or applicable law, provided that such certificate of incorporation shall reflect as of the Effective Time "Intelliquest Information Group, Inc." as the name of the Surviving Corporation. The Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or the Certificate of Incorporation and applicable law.

         (b) The directors and officers of Sub immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation as of the Effective Time.

         Section 1.5 CONVERSION OF SECURITIES. As of the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of the Company:

         (a) All Shares that are held in the treasury of the Company or by any wholly owned Subsidiary (as hereinafter defined) of the Company and any Shares owned by Parent, Sub or any other wholly owned Subsidiary of Parent shall be cancelled and no consideration shall be delivered in exchange therefor.

         (b) Each Share issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.5(a) and other than Dissenting Shares

(as defined in Section 1.7)) shall be converted as of the Effective Time into the right to receive in cash, without interest, the Merger Consideration, after the Effective Time (the "Payment Date"). All such Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired, and each holder of a certificate or certificates (the "Certificates") representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration with respect to such Shares.

         (c) Each issued and outstanding share of the capital stock of Sub shall be converted into and become as of the Effective Time one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

         (d) At the Effective Time all outstanding employee stock options, whether or not then fully exercisable or vested, to purchase Shares (a "Stock Option") heretofore granted under the Stock Option Plans (as defined in
Section 3.2 below) shall become fully exercisable and vested, and the Stock Options shall be cancelled by the Company, and the holders thereof shall receive on the Payment Date a cash payment (the "Cash Payment") from the Company in an amount calculated and paid in accordance with the formula set forth in Annex B attached hereto. The Company shall request such holders to acknowledge the cancellation of all Stock Options held by such holders, including any Stock Options as to which the exercise price equals or exceeds the Merger Consideration. The Company shall deliver to Parent within five business days of the date hereof a true and complete list of Stock Options which are outstanding as of the date hereof including on such list the name of each option holder and the exercise price of such options. The Company shall update such list and deliver such update to Parent on the Closing Date. Any outstanding stock appreciation rights or limited stock appreciation rights issued by the Company or any Subsidiary of the Company shall be cancelled immediately prior to the Effective Time without any payment therefor. The Company shall ensure that neither it nor any of its Subsidiaries is or will be bound by any Stock Options, other options, warrants rights or agreement which would entitle any person or entity, other than Parent or its Subsidiaries, to own any Shares or to receive any payment in respect thereof.

         Section 1.6 EXCHANGE OF CERTIFICATES. (a) PAYING AGENT. Parent and the Company shall authorize a commercial bank or trust company having net capital of not less than $100 million (or one or more other persons or entities as shall be reasonably acceptable to Parent and the Company) to act as paying agent hereunder (the "Paying Agent") for the payment of the Merger Consideration upon surrender of Certificates. All of the fees and expenses of the Paying Agent shall be borne by Parent.

         (b) PARENT AND SUB TO PROVIDE FUNDS. Parent shall take all steps necessary to enable and cause the Sub to deposit in trust with the Paying Agent prior to the Effective Time cash in an amount necessary to pay for all of the Shares pursuant to Section 1.5(b) and the amount required in connection with the Stock Options pursuant to Section 1.5(d). Such amount shall hereinafter be referred to as the "Exchange Fund."

         The Exchange Fund shall be invested by the Paying Agent as directed by Parent in direct obligations of the United States, obligations for which the full faith and credit of the United

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States is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Ratings Group or certificates of deposit, bank repurchase agreements or bankers' acceptances of a commercial bank having at least $100,000,000 in assets, in each case with maturities not exceeding seven days (collectively "Permitted Investments"), or in money market funds which are invested in Permitted Investments, and any net earnings with respect thereto shall be for the account of Parent. The Paying Agent shall, pursuant to irrevocable instructions, make the payments referred to in
Section 1.5(b) and 1.5(d) hereof out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose except as otherwise agreed to by Parent and the Company.

         If the amount of cash in the Exchange Fund is insufficient to pay all of the amounts required to be paid pursuant to Sections 1.5(b) and 1.5(d), Parent from time to time after the Effective Time shall take all steps necessary to enable and cause the Surviving Corporation to deposit in trust additional cash with the Paying Agent sufficient to make all such payments.

         (c) EXCHANGE PROCEDURES. Promptly after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate, other than Parent, the Company and any Subsidiary of Parent or the Company, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, the amount of cash into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 1.5, and the Certificates so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. If payment is to be made to a person or entity other than the person or entity in whose name the Certificate so surrendered is registered, it shall be a condition of payment that such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person or entity requesting such payment shall pay any transfer or other taxes required by reason of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 1.6, each Certificate (other than Certificates representing Dissenting Shares and Certificates representing any Shares to be cancelled pursuant to Section 1.5(a)) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 1.5. Notwithstanding the foregoing, none of the Paying Agent, the Surviving Corporation or any party hereto shall be liable to a former stockholder of the Company for any cash or interest delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for twelve months after the Effective Time shall be repaid to the Surviving Corporation (including, without limitation, all interest and other income received by the Paying Agent in respect of all such funds). Thereafter, persons or entities who prior to the Merger held Shares shall look only to the Surviving Corporation or Parent (subject to the terms of this Agreement and abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them, without interest.

         Section 1.7 DISSENTING SHARES. Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL but only to the extent required thereby, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such Shares who have properly exercised appraisal rights with respect thereto in accordance with Delaware law (the "Dissenting Shares") will not be exchangeable for the right to receive the Merger Consideration, and holders of such Shares will be entitled to receive payment of the appraised value of such Shares in accordance with the provisions of Delaware law unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Shares will thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company shall give Parent and Sub (A) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Company, and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company will not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demand.

         Section 1.8 NO FURTHER OWNERSHIP RIGHTS IN SHARES; CLOSING OF COMPANY TRANSFER BOOKS. At and after the Effective Time, each holder of a Certificate shall cease to have any rights as a stockholder of the Company, except for, in the case of a holder of a Certificate (other than shares to be cancelled pursuant to Section 1.5(a) hereof and other than Dissenting Shares), the right to surrender his or her Certificate in exchange for payment of the Merger Consideration or, in the case of a holder of Dissenting Shares, to perfect his or her right to receive payment for his or her Shares pursuant to Delaware law if such holder has validly perfected and not withdrawn his or her right to receive payment for his or her Shares, and no transfer of Shares shall be made on the stock transfer books of the Surviving Corporation. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this
Article I.

         Section 1.9 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Company in Austin, Texas on the date (such date hereinafter the "Closing Date") when the last of the conditions set forth in Section 6.1 hereof shall have been fulfilled or waived or at such other time and place as Parent and the Company shall agree.

                                   ARTICLE II

I.       REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

         Parent and Sub jointly and severally represent and warrant to the Company as follows:

         Section 2.1 ORGANIZATION, STANDING AND POWER; CAPITALIZATION AND OWNERSHIP OF SUB. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted. Parent and Sub have made available to the Company complete and correct copies of their certificate of incorporation and bylaws, in each case as amended to the date of this Agreement. The authorized capital stock of Sub consists of 1,500 shares of common stock, no par value, 100 shares of which are validly issued and outstanding, fully paid and nonassessable and are owned by Parent free and clear of all security interests, liens, claims, pledges, options, rights of first refusal or other encumbrances of any nature ("Liens").

         Section 2.2 AUTHORITY; NON-CONTRAVENTION. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent and Sub and Parent's shareholders. This Agreement has been duly executed and delivered by Parent and Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes a valid and binding obligation of Parent and Sub enforceable against Parent and Sub in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditor's rights generally and by general equitable principles. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Sub under, any provision of (i) the Certificate of Incorporation or Bylaws of Parent or Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or Sub or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Sub or any of their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights, or Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent or Sub or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any domestic (federal, state or local), foreign or supranational court, commission, governmental body, regulatory or administrative agency, authority or tribunal (a "Governmental Entity") is required by or with respect to Parent or Sub in connection with the execution and delivery of this

Agreement by Parent and Sub or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for
(i) in connection, or in compliance, with the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the "Exchange Act"), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) such filings and approvals as may be required under the Hart-Scott-Rodino Improvements Act of 1976, as amended (the "HSR Act"), (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the corporation, takeover or blue sky laws of various states or the Nasdaq National Market, and (v) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the ability of Parent or Sub to consummate the transactions contemplated hereby. For purposes of this Agreement (a) "Material Adverse Change" or "Material Adverse Effect" means, (i) when used with respect to the Company, any materially adverse change or effect, either individually or in the aggregate, to or on the business, assets, liabilities, properties, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries taken as a whole or (ii) when used with respect to Parent or Sub, as the case may be, any materially adverse change or effect, either individually or in the aggregate, to or on the ability of Parent or Sub, as the case may be, to perform their respective obligations hereunder, and (b) "Subsidiary" means any corporation, partnership, joint venture or other legal entity of which (i) Parent or the Company or any of their respective Subsidiaries, as the case may be, is a general partner or (ii) Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

         Section 2.3 PROXY STATEMENT. The written information supplied or to be supplied by Parent and Sub expressly for inclusion in the Proxy Statement together with any amendments or supplements thereto will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

         Section 2.4 FINANCING. Parent has all of the funds necessary to consummate the Merger and the transactions contemplated hereby on a timely basis and to pay any and all of its related fees and expenses.

         Section 2.5 BUSINESS OF SUB. Sub was organized solely for the purpose of acquiring the Company and engaging in the transactions contemplated by this Agreement and has not engaged in any business since it was incorporated which is not in connection with the acquisition of the Company and this Agreement. During the period from the date of this Agreement through the Effective Time, Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

         Section 2.6 WARN ACT. Parent has no present plans or intention to carry out, after the Closing, any plant closing or mass layoff which would violate the federal Worker Adjustment and Retraining Notification Act at any facility of the Company.

         Section 2.7 BROKERS. No broker, investment banker or other person or entity is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the disclosure schedule (the "Company Disclosure Schedule") delivered by the Company to Parent at or prior to the execution of this Agreement or the Company SEC Documents (as defined below), the Company represents and warrants to Parent and Sub as follows; it being understood, however, that representations and warranties with respect to the Company shall not include the Database Business, and notwithstanding anything to the contrary herein, the Company makes no representations or warranties with respect to the Database Business.

         Section 3.1 ORGANIZATION, STANDING AND POWER. The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has made available to Parent and Sub complete and correct copies of the Certificate of Incorporation and By-Laws of the Company and the comparable governing documents of each of its Subsidiaries, in each case as amended to the date of this Agreement.

         Section 3.2 CAPITAL STRUCTURE. As of the date hereof, the authorized capital stock of the Company consists of 30 million (30,000,000) shares of Common Stock and one million (1,000,000) shares of Preferred Stock. At the close of business on June 30, 1999, (i) 7,882,961 shares of Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, (ii) 720,000 shares of Common Stock were held in the treasury of the Company or by Subsidiaries of the Company and (iii) 1,201,780 shares of Common Stock were reserved for future issuance pursuant to the Company's Amended 1993 IQI Corp. Stock Plan, the Pipeline Communications, Inc. 1994 Incentive Stock Option Plan, the Intelliquest Information Group, Inc. 1996 Stock Plan, the Intelliquest Information Group, Inc. 1997 Supplemental Stock

Plan, and the Intelliquest Information Group, Inc. 1996 Employee Stock Purchase Plan (collectively, the "Stock Option Plans"). No shares of Preferred Stock are outstanding. A total of 300,000 shares of Preferred Stock have been designated as Class A Junior Participating Preferred Stock ("Class A Preferred Stock"), in connection with the Stockholders Rights Agreement dated as of October 18, 1998 between the Company and American Securities Transfer & Trust, Inc. (as amended to date, the "Rights Agreement"). As of the date of this Agreement, except (i) as set forth above, and (ii) for the rights to purchase Class A Preferred Stock ("Rights") pursuant to the Rights Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter ("Voting Debt"). As of the date of this Agreement, except for stock options issued under the Stock Option Plans, there are no outstanding or authorized options, warrants, calls, rights or subscriptions, convertible or exchangeable securities or other commitments, contingent or otherwise, to which the Company is a party or by which it is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement (each an "Issuance Obligation").

         Section 3.3 SUBSIDIARIES. Exhibit 21.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the Securities and Exchange Commission (the "SEC"), is a true, accurate and correct list of all of the Subsidiaries of the Company, except that IntelliQuest Communications changed its name to IQ2.Net, Inc. All of the outstanding capital stock of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly. All of the shares of capital stock of each Subsidiary are validly existing, fully paid and non-assessable. All of such capital stock or ownership interests are owned by the Company, free and clear of all Liens. No Subsidiary of the Company has outstanding Voting Debt and no Subsidiary of the Company is party to an Issuance Obligation with respect to any security of the Company or any Subsidiary of the Company.

         Section 3.4 OTHER INTERESTS. Except for the Company's interest in its Subsidiaries, neither the Company nor its Subsidiaries owns, directly or indirectly, any interest or investment (whether equity or debt) in, nor is the Company or any of its Subsidiaries subject to any obligation or requirement to provide for or to make any investment (in the form of a loan, capital contribution or otherwise) to or in, any corporation, partnership, joint venture, business, trust or entity.

         Section 3.5 AUTHORITY; NON-CONTRAVENTION. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby and has declared the Merger advisable and fair to and in the best interests of the holders of Shares. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval of the Merger by the stockholders of the Company, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the stockholders of the Company. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub) constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general equitable principles. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Certificate of Incorporation or Bylaws of the Company or any provision of the comparable charter or organization documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or
(iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, or Liens that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) in connection or in compliance with the provisions of the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business,
(iii) such filings and approvals as may be required under the HSR Act, (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the corporation, takeover or blue sky laws of various states or the Nasdaq National Market, and (v) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby.

         Section 3.6 SEC DOCUMENTS AND FINANCIAL STATEMENTS. Since October 1996, the Company has filed with the SEC all documents required to be filed under the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder) (the "Securities Act"), and the Exchange Act (such documents, together with any exhibits, schedules, amendments or supplements thereto, and any information incorporated by reference therein, the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the rules applicable to Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

         Section 3.7 PROXY STATEMENT. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement, or any amendment or supplement thereto, will at the time of the mailing of the Proxy Statement and at the time of the Company's special meeting of stockholders at which the Merger is approved (the "Special Meeting"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. Prior to the filing of such amendment or supplement with the SEC, a copy thereof shall be delivered to Parent and its counsel, who shall have the opportunity to comment on such amendment or supplement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

         Section 3.8 ABSENCE OF CERTAIN EVENTS. Since December 31, 1998, the Company and its Subsidiaries have operated their respective businesses only in the ordinary course consistent with historical practices, and except with respect to the IQ2 Sale, there has not occurred (i) any event, occurrence or conditions which, individually or in the aggregate, would be reasonably likely to have, a Material Adverse Effect on the Company; (ii) any entry into or any commitment or transaction that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on the Company;
(iii) any material change by the Company or any of its Subsidiaries in its accounting methods or principles, except as required by the United States generally accepted accounting principles or as a result of a change in law;
(iv) any amendments or changes in the Certificate of Incorporation or Bylaws of the Company; (v) any revaluation by the Company or any of its Subsidiaries of any of their respective assets, including, without limitation, write-offs of accounts receivable, other than in the ordinary course of the Company's and its Subsidiaries' businesses consistent with past practices; (vi) any increase in the compensation of any officer of the Company or any of its Subsidiaries or any general salary or benefits increase to the employees of the Company or any of its Subsidiaries other than in the ordinary course of business; or (vii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company.

         Section 3.9 LITIGATION. There are no investigations, actions, suits or proceedings pending against the Company or its Subsidiaries or, to the knowledge of the Company, threatened against the Company or its Subsidiaries (or any of their respective properties, rights or franchises), at law or in equity, or before or by any federal or state commission, board, bureau, agency, regulatory or administrative instrumentality or other Governmental Entity or any arbitrator or arbitration tribunal, that would be reasonably likely to have a Material Adverse Effect on the Company, and, to the knowledge of the Company, no development has occurred with respect to any pending or threatened action, suit or proceeding that would be reasonably likely to result in a Material Adverse Effect on the Company or would prevent or delay the consummation of the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding which would reasonably be expected to have a Material Adverse Effect on the Company.

         Section 3.10 COMPLIANCE WITH APPLICABLE LAW. The Company and its Subsidiaries hold all permits, licenses, variances, exceptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not have a Material Adverse Effect on the Company. The businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except for violations or possible violations which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company.

         Section 3.11 EMPLOYEE PLANS. (a) Each Company Benefit Plan (as defined below) (and each related trust agreement or insurance contract) is in compliance with its terms and with all contractual obligations and all obligations under applicable federal, state and local laws, rules and regulations (domestic and foreign), other than where the failure to so comply or perform would not be reasonably likely to have a Material Adverse Effect on the Company. All contributions and other payments required to be made by the Company, its Subsidiaries, and another entity that is or has been a member of a controlled group of organizations (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) of which the Company is a member (an "ERISA Affiliate") to any Company Benefit Plan (as defined below), prior to the date hereof have been made, other than where the failure to so contribute or make payments would not be reasonably likely to have a Material Adverse Effect on the Company, and all accruals or contributions required to be made under any Company Benefit Plan have been made. There is no claim, dispute, grievance, charge, complaint, restraining or injunctive order, litigation or proceeding pending, threatened or anticipated (other than routine claims for benefits) against or relating to any Company Benefit Plan or against the assets of any Company Benefit Plan, which would be reasonably likely to have, a Material Adverse Effect on the Company. To the knowledge of the Company, neither the Company, any of its Subsidiaries nor any ERISA Affiliate has communicated generally to employees or specifically to any employee regarding any future increase of benefit levels (or future creations of new benefits) with respect to any Company Benefit Plan beyond those reflected in the Company Benefit Plans, which benefit increases or creations, either individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on the Company. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate presently sponsors, maintains, contributes to, nor is the Company, its Subsidiaries or any ERISA Affiliate required to contribute to, nor has the Company or any of its Subsidiaries ever sponsored, maintained, contributed to, or been required to contribute to, any employee pension benefit plan within the meaning of section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any multiemployer plan within the meaning of section 3(37) or 4001(a)(3) of ERISA (a "Multiemployer Plan"), other than the Company's 401(k) plan (the "401(k) Plan") which is intended to be qualified under Section 401 of the Internal Revenue Code of 1986, as amended (the "Code"). No governmental agency, including without limitation, the Internal Revenue Service of the Department of Labor, has initiated, to the knowledge of the Company, any examination, audit or investigation of the 401(k) Plan which has not been completed and no such examination, audit or investigation has resulted in the failure of the Plan to be qualified under Section 401 of the Code. No Company Benefit Plan provides for post-employment or retiree health, medical, life or other welfare benefits, except to the extent required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code. Neither the Company, any of its Subsidiaries, any ERISA Affiliate, nor, to the Company's knowledge, any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Company Benefit Plan that would reasonably be expected to result in the imposition of a penalty pursuant to Section 502 of ERISA, damages pursuant to
Section 409 of ERISA, or a tax pursuant to Section 4975 of the Code, except where the imposition of such penalties, damages or taxes would not reasonably be expected to result in a Material Adverse Effect on the Company. No employer securities, employer real property or other employer property is included in the assets of any Company Benefit Plan. With respect to any insurance policy providing funding for benefits or an investment alternative under any Company Benefit Plan in the nature of a retroactive rate adjustment, loss sharing arrangement or other liability or loss, (i) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding, and (ii) to the knowledge of the Company, any of its Subsidiaries or any ERISA Affiliate, no such proceedings with respect to any insurer are imminent.

         (b) No Company Benefit Plan provides for the payment by the Company or any subsidiary of any amount that is an "excess parachute payment" within the meaning of section 280G(b)(1) of the Code.

         (c) (i) "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workers' compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, including, but not limited to, any "employee benefit plan" within the meaning of section 3(3) of ERISA and (ii) "Company Benefit Plan" means any employee pension benefit plan and any Plan, other than a Multiemployer Plan, established by the Company, any of its Subsidiaries or any ERISA Affiliate or to which the Company or any of its Subsidiaries contributes or has contributed

(including without limitation any such Plans not now maintained by the Company, any of its Subsidiaries or any ERISA Affiliate or to which the Company, any of its Subsidiaries or any ERISA Affiliate does not now contribute, but with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate has or may have any liability).

         (d) Complete and correct copies of the following documents have been furnished or made available to Parent or Sub:

         (i) all Company Benefit Plans and any predecessor plans referred to therein, any related trust agreements, service provider agreements, insurance contracts or agreements with investment managers, including without limitation, all amendments thereto;

         (ii) current summary plan descriptions of each Company Benefit Plan subject to ERISA;

         (iii) the most recent Form 5500 and Schedules thereto for each Company Benefit Plan subject to ERISA reporting requirements; and

         (iv) the most recent determination of the IRS with respect to the qualified status of each Company Benefit Plan which is qualified under
Section 401 of the Code.

         Section 3.12 EMPLOYMENT RELATIONS AND AGREEMENT. (a) (i) Each of the Company and its Subsidiaries is, and at all times has been, in compliance in all material respects with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice; (ii) no unfair labor practice complaint against the Company or any of its Subsidiaries is pending before the National Labor Relations Board; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the Company's knowledge, threatened against or involving the Company or any of its Subsidiaries, (iv) no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted; and (v) no collective bargaining agreement is currently being negotiated by the Company or any of its Subsidiaries.

         (b) Except for employment agreements and similar agreements, executed copies of which, as amended, have been delivered or made available to Parent, neither the Company nor any of its Subsidiaries has any written, or, to the knowledge of the Company, any oral, employment or severance agreement with any other person. The executed copies of the employment agreements and similar agreements previously delivered or made available to Parent are true and correct, and such agreements have not since been amended, modified or rescinded except to the extent disclosed to Parent.

         Section 3.13 CONTRACTS. Except as filed as Exhibits to Company SEC Documents and as contemplated by the Database Agreements, neither the Company nor its Subsidiaries is a party to, or has any obligation under, any contract or agreement which contains any covenant currently or prospectively limiting the freedom of the Company, any of its Subsidiaries or any of their respective affiliates to engage in any line of business or to compete with any entity. Subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity, all material contracts and agreements to which the Company or any of its Subsidiaries is a party or by which any of their respective assets is bound are valid and binding, in full force and effect and enforceable against the Company or its Subsidiaries, as applicable, and, to the Company's knowledge, the other parties thereto in accordance with their respective terms, other than such failures to be so valid and binding, in full force and effect or enforceable which, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. There is not under any such material contract or agreement any existing default, or event which, after notice or lapse of time, or both, would constitute a default, by the Company or any of its Subsidiaries, or to the Company's knowledge, any other party, except to the extent such default would not reasonably be expected to have a Material Adverse Effect on the Company.

         Section 3.14 RIGHTS AGREEMENT. The Company and the Board of Directors of the Company have taken all necessary action to amend the Rights Agreement (subject only to the execution of such amendment by the Rights Agent, which execution the Company shall cause to take place prior to the Effective Time) to (a) render the Rights Agreement inapplicable with respect to the Merger and the other transactions contemplated by this Agreement and
(b) ensure that (x) neither Parent nor Sub nor any of their Affiliates (as defined in the Rights Agreement) or Associates (as defined in the Rights Agreement) is considered to be an Acquiring Person (as defined in the Rights Agreement) and (y) the provisions of the Rights Agreement, including the occurrence of a Distribution Date (as defined in the Rights Agreement), are not and shall not be triggered by reason of the announcement or consummation of the Merger or the consummation of any of the other transactions contemplated by this Agreement. The Company has delivered to Parent a complete and correct copy of the Rights Agreement as amended and supplemented to the date of this Agreement.

         Section 3.15 STATE TAKEOVER STATUTES; CERTAIN CHARTER PROVISIONS. The Board of Directors of the Company has, to the extent such statute is applicable, taken all action (including appropriate approvals of the Board of Directors of the Company) necessary to exempt Parent and its Subsidiaries, the Merger, this Agreement and the transactions contemplated hereby and thereby from Section 203 of the DGCL.

         Section 3.16 TAXES. (a) (i) The Company and each Subsidiary has timely filed (taking into account extensions) all material Tax Returns required to be filed on or before the Effective Time, which returns were true and complete in all material respects; (ii) the Company and each Subsidiary has timely paid all material Taxes shown as due and payable on such Tax Returns;

(iii) the most recent consolidated financial statements of the Company reflect an adequate reserve for all material Taxes payable by the Company and each Subsidiary for all taxable periods and portions thereof through the date of such financial statements; and (iv) the Company and each Subsidiary has withheld or collected all material Taxes they were required to withhold and collect, and have timely paid to the relevant taxing authorities such Taxes withheld or collected to the extent due and payable.

         (b) (i) Neither the Company nor any Subsidiary has waived any statute of limitations in respect of Taxes of the Company or any Subsidiary;
(ii) there is no material dispute or claim concerning any of the Tax Returns referred to in clause (i) of Section 3.16(a) that has been raised in writing by the relevant taxing authority, and neither the Company nor any of its Subsidiaries is subject to an audit, examination, action, suit, proceeding, investigation or claim regarding Taxes ("Tax Controversy") by the relevant taxing authorities of any nation, state, province or locality that is currently pending (or scheduled as of the Effective Time to be conducted) regarding Taxes; (iii) all deficiencies asserted or assessments made as a result of any such Tax Controversy concerning the Tax Returns referred to in clause (i) of Section 3.16(a) by a taxing authority have been paid in full or adequately provided for in the appropriate financial statements of the Company and its Subsidiaries; and (iv) no material liens or security interests arising in connection with a failure (or alleged failure) to pay any Taxes have attached to any of the Company's or any of its Subsidiaries' assets. The Company has delivered or made available to Parent correct and complete copies of all United States federal, state and all foreign income Tax Returns (to the extent filed as of the date hereof or, if not filed, correct and complete copies of extensions thereof), examination reports, statements of deficiencies assessed against or agreed to by the Company and any of its Subsidiaries, or any other similar correspondence from a taxing authority, relating to taxable years 1996, 1997 and 1998.

         (c) For purposes of this Agreement (i) "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any federal, state, local, foreign or other income, gross receipts, profits, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer, stamp, severance, capital gains, capital stock or excise tax, or any other tax, levy custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity with respect to Taxes, and
(ii) "Tax Return" means any return, form, report or similar statement required to be filed with respect to any Tax (including any schedules, related or supporting information), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

         (d) None of the Company or any of its Subsidiaries has agreed to any extension of time with respect to any Tax assessment or deficiency.

         (e) There are no tax sharing, allocation, indemnification or similar agreements in effect as between the Company or its Subsidiaries or any predecessor or affiliate thereof and any other party under which Parent or Sub, the Company or its Subsidiaries could be liable for Taxes or other claims of any party.

         (f) No election under Section 341(f) of the Code has been made or shall be made prior to the Effective Time to treat the Company or its Subsidiaries as a consenting corporation, as defined in Section 341 of the Code.

         (g) Neither the Company nor any of its Subsidiaries is a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

         (h) Neither the Company nor any of its Subsidiaries has been required to include in income any adjustments pursuant to section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries, and the Internal Revenue Service has not initiated or proposed any such adjustment or change in accounting period.

         Section 3.17 INTELLECTUAL PROPERTIES. (a) The Company owns or otherwise possesses legally enforceable rights or licenses to use all material patents, trademarks, trade names, service marks, copyrights together with any registrations and applications therefor, Internet domain names, trade secrets, proprietary information, know-how, computer software programs or applications including, without limitation, all object and source codes and tangible or intangible proprietary information or material that in any material respect are used in the business of the Company and any of its Subsidiaries as currently conducted (the "Company Intellectual Property").
Section 3.17 of the Company Disclosure Schedule sets forth: (i) all material patents, trademarks, trade names, service marks, registered copyrights, and any applications therefor in any nation included in the Company Intellectual Property; and (ii) all material licenses and other agreements to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any Company Intellectual Property and includes the identities of the parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof. Neither the Company nor any of its Subsidiaries is, or as a result of the execution, delivery or performance of the Company's obligations hereunder will be, in violation of, or lose any rights pursuant to, any license or agreement set forth in Section 3.17 of the Company Disclosure Schedule, except as would not reasonably be expected to have a Material Adverse Effect on the Company.

         (b) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, to the knowledge of the Company (i) no claims are pending or threatened that the Company or any Subsidiary is infringing on or otherwise violating the rights of any person with regard to any Company Intellectual Property, and (ii) no person is infringing on or otherwise violating any right of the Company or any Subsidiary with respect to any Company Intellectual Property.

         Section 3.18 VOTING REQUIREMENTS. The affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock (voting as one class, with each share of Common Stock having one (1) vote) entitled to be cast approving this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this

Agreement and the transactions contemplated by this Agreement under the DGCL and the Company's Certificate of Incorporation and By-Laws.

         Section 3.19 YEAR 2000. The Company has a Year 2000 readiness plan (the "Y2K Readiness Plan") as described in the Company SEC Documents. Upon completion of the Y2K Readiness Plan, the Company believes all software material to the business, finances or operations of the Company ("Software"):

         (i) shall accurately and completely process (including but not limited to calculation, comparison and sequencing, and including without limitation leap year calculations) date-related data for dates prior to the year 2000, date-related data for dates after the year 1999, and date-related data for dates both before the year 2000 and after the year 1999, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and

         (ii) shall not, as a consequence of the change of centuries or of the fact that date from more than one century is being processed, cause an abnormal termination of execution, an endless loop, incorrect values or invalid results, or otherwise fail to perform accurately and completely those functions set forth in the associated user documentation, which action would not reasonably be expected to have a Material Adverse Effect.

         Section 3.20 BROKERS. No broker, investment banker or other person or entity, other than U.S. Bancorp Piper Jaffray Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. A true and correct copy of the engagement letter of U.S. Bancorp Piper Jaffray Inc. as in effect on the date hereof has been delivered to Parent.

                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         Section 4.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. Except as otherwise expressly contemplated by this Agreement, as described in the Company Disclosure Schedule or with respect to the Database Business, during the period from the date of this Agreement through the date of the stockholders approval of the Merger, the Company shall, and shall cause its Subsidiaries to, in all material respects carry on their respective businesses in, and not enter into any transaction other than in accordance with, the regular and ordinary course and, to the extent consistent therewith, use its reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and key employees and preserve their relationships with customers, suppliers and others having business dealings with them. Without limiting the generality of the foregoing, and, except as otherwise expressly contemplated by this

Agreement or as described in the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent, which consent shall not be unreasonably withheld, of Parent:

         (a) (x) declare, set aside or pay any dividends on, or make any actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to stockholders of the Company in their capacity as such, other than dividends payable to the Company declared by any of the Company's Subsidiaries, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except pursuant to the terms of the Stock Option Plans;

         (b) except for the disposition of shares of IQ2.Net in connection with the IQ2 Sale, issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into or exchangeable or exercisable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or equity equivalent, other than, in the case of the Company, the issuance of Shares during the period from the date of this Agreement through the Effective Time upon the exercise of Stock Options outstanding or the issuance of Stock Options in the ordinary course of business consistent with past practice in accordance with their current terms or enter into any agreement or contract with respect to the sale or issuance of any of its securities;

         (c) amend its charter or bylaws;

         (d) acquire or agree to acquire by merging or consolidating with, or by purchasing assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets (other than in the ordinary course of business consistent with past practice);

         (e) sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of, any of its material assets (other than (i) the Database Business or (ii) in the ordinary course of business consistent with past practice);

         (f) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, except for borrowings or guarantees incurred in the ordinary course of business consistent with past practice for working capital purposes, or make any loans, advances or capital contributions to, or investments in, any other person or entity, other than to the Company or any wholly owned Subsidiary of the Company or other than in the ordinary course of business;

         (g) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary of the Company or adopt any plan with respect to any of the foregoing (other than with respect to the Database Business);

         (h) other than as provided in the Database Agreements (as defined in Section 4.4 below), grant any severance or termination pay not currently required to be paid under existing severance plans or enter into or adopt, or amend any existing, severance plan, agreement or arrangement or, other than in the ordinary course of business, enter into or amend any employee benefit plan (including without limitation, the Stock Option Plans), or enter into or amend any employment or consulting agreement, except as required by law or as set forth on the Company Disclosure Schedule;

         (i) enter into any contract or commitment with respect to capital expenditures with a value in excess of, or requiring expenditures by the Company and its Subsidiaries in excess of, $150,000, individually, or enter into contracts or commitments with respect to capital expenditures with a value in excess of, or requiring expenditures by the Company and its Subsidiaries in excess of, $200,000, in the aggregate;

         (j) except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of this Agreement, increase the compensation or fringe benefits of any of its directors, officers or employees provided that, with respect to employees that are not executive officers or directors, the Company may increase compensation associated with promotions and regular reviews in the ordinary course of business consistent with past practice;

         (k) agree to the settlement of any material claim or litigation;

         (l) make or rescind any material tax election or settle or compromise any material tax liability;

         (m) except as required by applicable law or GAAP, make any material change in its method of accounting;

         (n) except as required under the Stock Option Plans or any existing agreements made available by the Company to Parent and Sub or by law, and as otherwise provided in this Agreement, the Database Agreements or any employment-related agreements in connection with the sale of the Database Business, accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits;

         (o) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (A) of any such claims, liabilities or obligations in the ordinary course of business and consistent with past practice or as provided in the Database Agreements or (B) of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) contained in the Company SEC Documents;

         (p) except as provided in the Database Agreements, enter into any agreement, understanding or commitment that restrains, limits or impedes the Company's or any of its Subsidiaries' ability to compete with or conduct any business or line of business, including, but not limited to, geographic limitations on the Company's or any of its Subsidiaries' activities;

         (q) except as provided in the Database Agreements, modify, amend or terminate any material contract to which it is a party or waive any of its material rights or claims except in the ordinary course of business consistent with past practice;

         (r) notwithstanding anything to the contrary contained herein, incur, assume or suffer to exist any material liability or obligation in connection with the IQ2 Sale which is not reflected in the Database Agreements; or

         (q) agree, in writing or otherwise, to take any of the foregoing actions, provided, however, that nothing in this Section 4.1 shall be deemed as prohibiting the Company from making such expenditure as it deems reasonably necessary to complete its Y2K Readiness Plan.

         Section 4.2 NO SOLICITATION. (a) The Company and its affiliates (as such term is defined under Rule 12b-2 under the Exchange Act) and each of their respective officers, directors, employees, financial advisors, attorneys and other advisors, representatives and agents shall immediately cease any discussions or negotiations which may be ongoing with third parties with respect to any Takeover Proposal (as defined below), except in connection with the sale of the Database Business. The Company shall not, nor shall it authorize or permit any officer, director or employee of or any financial advisor, attorney or other advisor, representative or agent of, the Company to, (i) solicit, initiate or encourage the submission of, any Takeover Proposal (as hereafter defined) (including, without limitation, the taking of any action which would make the Rights Agreement or Section 203 of the Delaware General Corporation inapplicable to a Takeover Proposal except as otherwise provided in this Agreement), or (ii) enter into any agreement with respect to any Takeover Proposal or enter into any arrangement, understanding or agreement requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement; provided, however, that in response to an unsolicited Takeover Proposal and in compliance with its obligations under Section 4.2(c) hereof, the Company may participate in discussions or negotiations with or furnish information (pursuant to a confidentiality agreement with terms in the aggregate not materially more favorable to such third party than the terms of the Confidentiality Agreement) to any third party which makes a Superior Proposal (as defined below) if the Board of Directors believes it would be in the best interests of the Company and its stockholders to do so. For purposes of this Agreement, "Takeover Proposal" means (i) any inquiry, proposal or offer from any person or entity relating to any direct or indirect acquisition or purchase of a substantial amount of assets of the Company or any of its Subsidiaries (other than the stock and assets described in the Database Agreements) or of over 20% of any class of equity securities of the Company or any of its Subsidiaries (other than the stock and assets described in the Database Agreements), (ii) any tender offer or exchange offer that, if consummated, would result in any person or entity beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries (other than IQ2.Net) or
(iii) any merger, consolidation, business combination, sale of all, or substantially all, of the assets or similar transaction involving the Company or any of its Subsidiaries (other than any such transaction relating to the stock and assets described in the Database Agreements); and "Superior Proposal" means a bona fide Takeover Proposal on terms which the Board of Directors of the Company determines in its good faith reasonable judgment to be more favorable to the Company and its stockholders than the transactions contemplated hereby, (x) for which financing is then available and (y) which is not subject to any financing or due diligence condition.

         (b) Except as set forth in Section 4.2(c), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, or (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal.

         (c) In the event the Company receives a Superior Proposal, nothing contained in this Agreement (but subject to the terms of this paragraph (c)) will prevent the Board of Directors of the Company from executing or entering into an agreement relating to such Superior Proposal and recommending such Superior Proposal to its stockholders; in such case, the Board of Directors of the Company may withdraw, modify or refrain from making its recommendation of the transactions contemplated hereby, and, to the extent it does so, the Company may refrain from calling, providing notice of and holding the stockholders meeting to adopt and approve this Agreement and the Merger and from soliciting proxies or consents to secure the vote or written consent of its stockholders to adopt and approve this Agreement and the Merger and may terminate this Agreement; PROVIDED HOWEVER that the Company shall (i) provide Parent at least 24 hours prior written notice of the Company's intention to execute or enter into an agreement relating to such Superior Proposal, (ii) terminate this Agreement by written notice to Parent provided no sooner than 48 hours after Parent's receipt of a copy of such Superior Proposal (or a description of the significant terms and conditions thereof) and (iii) pay to Parent the fee described in Section 5.3(b).

         (d) Nothing contained in this Section 4.2 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, such disclosure is required by applicable state or federal securities laws or is necessary in order to comply with its fiduciary duties to the Company's stockholders under applicable law.

         Section 4.3 THIRD PARTY STANDSTILL AGREEMENTS. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which the Company or any of its Subsidiaries is a party (other than any involving Parent).

         Section 4.4 DATABASE AGREEMENTS. On or before the date hereof, the Company shall have delivered to Parent copies of any and all material contracts or agreements, except for employment-related agreements, relating to the sale of the Database Business as set forth on Schedule 4.4 hereto and the Company shall not enter into any modifications, changes or amendments to such contracts and agreements without the prior written consent of Parent (the agreements listed on Schedule 4.4, as the same may be amended from time to time, the "Database Agreements"), which consent shall not be unreasonably withheld.

         Section 4.5 PAYMENT OF ACQUISITION EXPENSES. Prior to the Effective Time, the Company shall pay all legal, accounting, printer's and investment banking fees incurred in connection with the transactions contemplated by this Agreement pursuant to duly submitted invoices for such services.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

         Section 5.1 COMPANY STOCKHOLDER APPROVAL; PROXY STATEMENT. (a) As soon as practicable following the date hereof, the Company shall call a meeting of its stockholders (the "Stockholder Meeting") for the purpose of voting upon the Merger and shall take all action necessary or advisable to obtain stockholder approval of the Merger. The Company will, through its Board of Directors, subject to the terms of this Agreement, recommend to its stockholders the approval of the Merger.

         (b) The Company will prepare and file a preliminary Proxy Statement with the SEC promptly after the date hereof and will use its commercially reasonable efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be cleared by the SEC. The Company will notify Parent of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company and Parent agrees to use its reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the stockholders of the Company. If at any time prior to the approval of this Agreement by the Company's stockholders there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will prepare and mail to its stockholders such an amendment or supplement.

         (c) The Company shall take all such action as may be reasonably necessary or advisable to obtain the necessary approvals by its stockholders of the Merger, this Agreement and the transactions contemplated hereby.

         (d) Parent agrees to cause Shares owned by Parent, Sub or any other Subsidiary of Parent to be voted in favor of the approval of the Merger.

         Section 5.2 ACCESS TO INFORMATION. (a) The Company shall, and shall cause each of its Subsidiaries to, afford to Parent, and to Parent's accountants, counsel, financial advisers and other representatives, reasonable access and permit them to make such inspections as they may reasonably request during normal business hours during the period from the date of this Agreement through the earlier of the termination of this Agreement and the Effective Time to all their respective properties, information systems, books, contracts, commitments and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. In no event shall the Company, be requested to supply to Parent, or to Parent's accountants, counsel, financial advisors or other representatives, any information relating to indications of interest from, or discussions with, any other potential acquirers of the Company which were received or conducted prior to the date hereof, except to the extent necessary for use in the Proxy Statement; provided, however, that access to documents relating to the sale of the Database Business shall be governed by
Section 4.4.

         Section 5.3 FEES AND EXPENSES. (a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, except as expressly set forth in this Agreement.

         (b) If this Agreement is terminated (i) by Parent (x) in accordance with Section 7.1(b)(ii) hereof or (y) in the event of any willful or intentional action or inaction by the Company which causes the Company to breach in any material respect any representation, warranty, covenant or other agreement contained in this Agreement, and within six months of that termination, the Company enters into any agreement with respect to any Takeover Proposal, or (ii) by the Company in accordance with Section 7.1(c)(ii) hereof; then the Company shall on the fifth business day next succeeding the date of termination pay to Parent in immediately available funds an amount equal to $1.5 million.

         Section 5.4 REASONABLE EFFORTS. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, and the other transactions contemplated by this Agreement, including (a) obtaining all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, including without limitation, all filings under the HSR Act) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from or to avoid an action or proceeding by any Governmental Entity, (b) obtaining all necessary consents, approvals or waivers from third parties, (c) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (d) executing and delivering any additional instruments necessary to consummate the transactions contemplated by this Agreement.

         Section 5.5 PUBLIC ANNOUNCEMENTS. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or regulation or by obligations pursuant to any listing agreement with any national securities exchange or the Nasdaq National Market.

         Section 5.6 STATE TAKEOVER LAWS. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Parent and the Company and their respective Boards of Directors shall take all such action as may be necessary or advisable to obtain such approvals and take such actions as are necessary or advisable so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby and thereby.

         Section 5.7 RIGHTS AGREEMENT. The Company shall not, unless required to do so by a court of competent jurisdiction, (i) redeem the Rights, (ii) amend (other than to delay the Distribution Date (as defined therein) or to render the Rights inapplicable to the Merger) or terminate the Rights Agreement prior to the Effective Time without the consent of Parent, or (iii) take any action which would allow any Person (as such term is defined in the Rights Agreement) other than Parent or Sub to be the Beneficial Owner (as such term is defined in the Rights Agreement) of 20% or more of the Common Stock without causing a Distribution Date (as such term is defined in the Rights Agreement) or a Triggering Event (as such term is defined in the Rights Agreement) to occur.

         Section 5.8 INDEMNIFICATION, DIRECTORS' AND OFFICERS' INSURANCE. Parent and the Surviving Corporation shall cause to be maintained in effect
(i) for a period of six years after the Effective Time, the current provisions regarding indemnification of current or former officers and directors (each an "Indemnified Party") contained in the charter and bylaws of the Company or its Subsidiaries and in any agreements between an Indemnified Party and the Company or its Subsidiaries, provided that in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any claim or claims shall continue until final disposition of any and all such claims, and (ii) for a period of six years after the Effective Time, for the benefit of the Company's current directors and officers, an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time that is no less favorable than the existing policies or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of 1.50 times the last annual premium paid prior to the date hereof, but in such case shall purchase as much such coverage as possible for such amount. This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. For a period of six years after the Effective Time (provided that in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any claim or claims shall continue until final disposition of any and all such claims), Parent shall indemnify the Indemnified Parties to the same extent as such Indemnified are entitled to indemnification and pursuant to clause (i) of the first sentence of this Section 5.8. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any action, proceeding or investigation in connection with any matter occurring prior to or on the Effective Time, including the transactions contemplated hereby, Parent will pay as incurred such Indemnified Party's reasonable fees and expenses of counsel selected by the Indemnified Party and reasonably acceptable to Parent (including the cost of any investigation and preparation and the cost of any appeal) incurred in connection therewith. This covenant shall survive the closing of the transactions contemplated hereby and is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.

         Section 5.9 TERMINATION OF EMPLOYMENT. Immediately following the Effective Time, the Surviving Corporation shall terminate Kit Webster, Ed Frazier and Brian Sharples without cause (as such term is defined in such individuals' respective severance agreements). The severance cost of such termination, and the severance costs relating to the termination of any accounting personnel and any other personnel who have severance arrangements with the Company, shall be charged to the Company as an expense as of the Closing Date for purposes of the Annex A calculation of Working Capital.

         Section 5.10 OTHER AGREEMENTS RELATING TO STOCK OPTIONS. With respect to Stock Options under the Pipeline Communications, Inc. 1994 Incentive Stock Option Plan (the "1994 Plan"), the Intelliquest Information Group, Inc. 1996 Stock Plan and the Intelliquest Information Group, Inc. 1997 Supplemental Stock Plan (collectively, the "Affected Stock Plans"), the Company agrees to obtain the consent of holders of at least 90%, in the aggregate, of the Shares of Common Stock outstanding under the Stock Options, as of the Effective Time, granted under the Affected Stock Plans to the cancellation of such Stock Options held by such holders in exchange for a cash payment as described and calculated in Section 1.5(d) and Annex B of this Agreement, and to take all actions required with respect to obtaining such consents. To the extent that an option granted under the 1994 Plan has been terminated under
Section 10(b)(iii) of that plan prior to the Effective Time, the provisions of this Section 5.10 shall not be applicable to the Shares of Common Stock underlying such option.

         Section 5.11 INTERIM OPERATIONS. During the period commencing on the date the stockholders of the Company approve the Merger and ending on the Closing Date or the termination of this Agreement, Parent shall assume responsibility for the operation of the business of the Company subject to consultation and review with Brian Sharples and the Board of Directors of the Company. Such consultation, review and approval of Brian Sharples and the Board of Directors of the Company shall be required for all matters, other than matters in the ordinary course of business. Matters which are considered outside of the ordinary course of business for purposes of this Section 5.11 shall be the same matters that prior to the Closing would have required the consent of Parent pursuant to Section 4.1 hereof. During this period, Parent shall use its reasonable efforts to keep available the services of the Company's current officers and key employees and preserve the Company's relationship with customers, suppliers and others having material business dealings with the Company.

         Section 5.12 COMPLETION OF MERGER. In the event that the Price Per Share as defined in Annex A is equal to or greater than the minimum authorized price per share set forth in the Proxy Statement, the parties shall complete the Merger in accordance with Article I.

         Section 5.13 EMPLOYEE STOCK PURCHASE PLAN. The Company shall take all actions necessary to terminate the Intelliquest Information Group, Inc. 1996 Employee Stock Purchase Plan (the "ESP") and to terminate the 7/1/99 - 12/31/99 Offering Period (as defined in the ESP), in each case, at or prior to September 30, 1999. As of the Effective Time no participant under the ESP shall possess any rights to acquire any shares of the Common Stock thereunder.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

         Section 6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

         (a) STOCKHOLDER APPROVAL. The Merger shall have been approved by the requisite vote of holders of the Common Stock of the Company.

         (b) NO ORDER. No Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree or injunction which prohibits or has the effect of prohibiting the consummation of the Merger; provided, however, that the Company, Parent and Sub shall use their reasonable efforts to have any such order, decree or injunction vacated.

         (c) HSR ACT WAITING PERIOD. Each party shall have filed an application under the HSR Act and Parent shall pay the filing fee required thereunder. The applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated.

         (d) EMPLOYMENT AGREEMENTS AND CONSULTING AGREEMENT. Each of the individuals listed on Schedule 6.1 attached hereto shall have entered into an Employment Agreement in the form and to the effect of Exhibit A-1 (solely in the case of Marianne Grogan and Mark Rylander) or Exhibit A-2, as applicable. Brian Sharples shall have entered into a Consulting Agreement in a form mutually acceptable to Parent and Brian Sharples.

         (e) NON-COMPETITION AGREEMENTS. Brian Sharples shall have entered into an extension of his Non-Competition Agreement with the Company, dated as of September 30, 1995, for a period of two years following the Effective Time. Peter Zandan ("Zandan") shall have entered into a Non-Competition Agreement, mutually acceptable to Parent and Peter Zandan, with the Company pursuant to which Zandan shall be prohibited for a period of two years after the Effective Time from (i) personally engaging, or participating, in any solicitation of business from any client of the Company if such business is related to survey-based research or (ii) soliciting any employees of the Company; it being understood, that for purposes of Zandan's Non-Competition Agreement, the term "client" shall mean any client of the Company which generates 5% or more of the Revenues of the Company (as defined in Annex A hereto) at the Effective Time or at any time within the 12-month period immediately preceding the Effective Time.

         (f) COVENANTS. Each of the parties to this Agreement shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by such party at or prior to the Closing.

         (g) IQ2 SALE. The IQ2 Sale shall have been completed on substantially the same terms and conditions set forth in the Asset Purchase Agreement, dated as of July 22, 1999, between the Company and Naviant Technology Solutions, Inc., as such agreement may be amended, changed or modified from time to time with the prior written consent of Parent, which consent shall not be unreasonably withheld.

         (h) MINIMUM PRICE PER SHARE. The purchase price per share payable to stockholders of the Company shall be no less than the minimum amount set forth in the Proxy Statement submitted to stockholders.

         (i) CONSENTS. The Company shall have (A) obtained the consent of holders of at least 90%, in the aggregate, of the Shares of Common Stock outstanding under the Stock Options, as of the Effective Time, granted under the Affected Stock Plans to the cancellation of such Stock Options held by such holders in exchange for a cash payment as described and calculated under
Section 1.5(d) and Annex B of this Agreement and (B) taken the actions described in Section 5.13 above.

         (j) COOPERATION AGREEMENT. The Company shall have either (i) amended section 2.2 of the Cooperation Agreement between the Company and Naviant Technology Solutions, Inc. (the "Cooperation Agreement") in order to extend the exclusive offer period another 90 days beyond the 120 day period set forth therein or (ii) requested Affinity Marketing Services to be provided to the Company pursuant to the terms of the Cooperation Agreement in a manner sufficient to satisfy the requirements for extending the period of exclusivity thereunder.

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

         Section 7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval by the stockholders of the Company:

         (a) by mutual written consent of Parent and the Company; or

         (b) by the Parent or Sub:

             (i) if the Company has breached in any material respect any representation, warranty, covenant or other agreement contained in this Agreement which (x) cannot or has not been cured prior to twenty (20) business days after the giving of written notice of such breach to the Company and (y) has not been waived by Parent pursuant to the provisions hereof; or

             (ii) (x) if the Board of Directors of the Company withdraws or modifies its recommendation of the Merger or shall have resolved or publicly announced its intention to do any of the foregoing, or (y) the Company shall have recommended to the stockholders of the Company any Superior Proposal or resolved to do the same or (z) the Company has entered into an agreement to engage in a Superior Proposal with any person other than Parent, Sub or an affiliate thereof.

         (c) by the Company

             (i) if Parent or Sub has breached in any material respect any representation, warranty, covenant or other agreement contained in this Agreement which (x) cannot be or has not been cured within twenty (20) business days after the giving of written notice to Parent or Sub and (y) has not been waived by the Company pursuant to the provisions hereof; or

             (ii) if the Board of Directors of the Company determines to accept a Superior Proposal;

         (d) by either Parent or the Company:

             (i) if the Effective Time has not occurred on or prior to the close of business on December 31, 1999; provided, further, that the right to terminate this Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any material obligation of this Agreement or other material breach of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to have occurred on or prior to the aforesaid date;

             (ii) if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently restricting, enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

             (iii) if at a duly held meeting of the stockholders of the Company (including any adjournment thereof) held for the purpose of voting on this Agreement and the transactions contemplated hereby, the holders of a majority of the outstanding shares of the Company's common stock shall not have approved this Agreement and the Merger; or

             (iv) if at the time of the determination of Working Capital, the condition set forth in Section 6.1(h) shall not have been satisfied and Parent shall not otherwise agree to pay the amount of Merger Consideration necessary to satisfy such condition.

         Section 7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent or Sub or their respective officers or directors (except as set forth in Section 5.3, which shall survive the termination); provided, however, that nothing contained in this
Section 7.2 shall relieve any party hereto from any liability for any willful breach of any covenant or agreement contained in this Agreement.

         Section 7.3 AMENDMENT. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after any approval of the Merger by the stockholders of the Company but, after the Special Meeting, no amendment shall be made which decreases the Merger Consideration or which in any way materially adversely affects the rights of such stockholders, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         Section 7.4 WAIVER. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

         Section 8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided, however, this Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         Section 8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by overnight courier or telecopied (with a confirmatory copy sent by overnight courier (other than United Parcel Service)) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a) if to Parent, to

                  Kantar Media Research, Inc.
                  309 West 49th Street
                  New York, NY 10019
                  Attention: Andrew Hall
                  Facsimile No.: (212) 632-2320

         with copies to:

                  Davis & Gilbert LLP
                  1740 Broadway
                  New York, NY 10019
                  Attention: Philip S. Reiss, Esq.
                  Facsimile No.: (212) 468-4888

         (b) if to the Company, to

                  Intelliquest Information Group, Inc.

                  1250 Capital of Texas Highway
                  Building One
                  Suite 600
                  Austin, TX 78746
                  Attention:  Brian Sharples
                  Facsimile No.: (512) 314-2195

         with a copy to:

                  Latham & Watkins
                  505 Montgomery Street, Suite 1900
                  San Francisco, CA 94111
                  Attention: Tracy K. Edmonson
                  Facsimile No.: (415) 395-8095

         Section 8.3 INTERPRETATION. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." When the phrase "knowledge of the Company" is used herein, it shall refer to the actual knowledge of the individuals set forth in Section 8.3 of the Company Disclosure Schedule. As used in this Agreement, "business day" shall have the meaning ascribed thereto in Rule 14d-1(e)(6) under the Exchange Act. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the content requires otherwise.

         Section 8.4 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         Section 8.5 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, including the documents and instruments referred to herein, together with the Confidentiality Agreement dated January 7, 1999, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except for the provisions of Sections 1.5, 1.6, 1.7, 5.8 and 5.9 of this Agreement (which is intended to be for the benefit of the persons and entities covered thereby and may be enforced by such persons and entities), is not intended to confer upon any person or entity other than the parties hereto any rights or remedies hereunder.

         Section 8.6 GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.

         (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court. or, to the extent permitted by law, in such federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or federal court, and
(iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

         (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6(c).

         Section 8.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent or Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         Section 8.8 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

         Section 8.9 ENFORCEMENT OF THIS AGREEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         Section 8.10 INCORPORATION OF EXHIBITS. The Company Disclosure Schedule and all Exhibits attached hereto are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

         Section 8.11 PERFORMANCE BY SUB. Parent hereby agrees to cause Sub to comply with its obligations hereunder and to cause Sub to consummate the Merger as contemplated herein and whenever this Agreement requires Sub to take any action, such requirement shall be deemed to include an undertaking of Parent to cause Sub to take such action.

         Section 8.12 RESOLUTION OF DISPUTES RELATING TO CALCULATIONS. Kit Webster ("Webster") and Michael Gettle ("Gettle") shall make all calculations of amounts set forth in this Agreement. In the event of any dispute which is not resolved within 7 business days after notice thereof, an accounting firm mutually designated by the parties prior to the Closing shall determine the correct calculation and its determination shall be binding upon all parties hereto.

         IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.


                                       KANTAR MEDIA RESEARCH, INC.


                                       By: /s/  Mary Ellen Howe
                                           ------------------------------------
                                           Name:  Mary Ellen Howe
                                           Title: Secretary


                                       WPP ACQUISITION CORP.


                                       By: /s/ Mary Ellen Howe
                                           ------------------------------------
                                           Name:  Mary Ellen Howe
                                           Title: President


                                       INTELLIQUEST INFORMATION GROUP, INC.


                                       By: /s/  Brian Sharples
                                           ------------------------------------
                                           Name:  Brian Sharples
                                           Title: Chief Executive Officer,
                                                  President and Director

ANNEX A

         1.       CALCULATION OF MERGER CONSIDERATION



         The purchase price for each Share acquired by Parent in connection with the Merger shall be calculated as follows:

                 Price Per Share =    AP/AS (as defined in Annex B)

        Aggregate Purchase Price =    (A) $42.5 million PLUS Balance Sheet Cash
                                      (as defined below) PLUS Database  Proceeds
                                      (as defined below) plus Holdback Amount
                                      (as defined below), if any, less (B) the
                                       amount of Balance Sheet Cash necessary,
                                      if any, to provide a minimum of $4,000,000
                                      of Working Capital (as defined below) on the date that the shareholders approve the Merger.

         For purposes of this Agreement, the following terms shall be defined as set forth below:

         "BALANCE SHEET CASH" shall mean all cash and cash equivalents, calculated in accordance with U.S. generally accepted accounting principles ("GAAP") excluding Database Proceeds, and excluding any taxes with respect thereto which have not yet been paid, set forth on the balance sheet of the Company as of the date that the shareholders approve the Merger.

         "DATABASE PROCEEDS" shall mean cash proceeds actually received by the Company with respect to the sale of the Database Business multiplied by one minus the effective tax rate for the Database Business transaction as determined by Price Waterhouse Coopers.

         "DEDUCTION AMOUNT" shall mean the product of 4-times the difference between the Margin Target and the Gross Margin.

         "DIRECT COSTS" shall mean all costs and expenses incurred by the Company during the Measuring Period which are related to the projects and services performed by the

Company during the Measuring Period, all determined in accordance with GAAP as consistently applied by the Company.

         "GROSS MARGIN" for the Measuring Period shall be equal to Revenues less Direct Costs.

         "HOLDBACK AMOUNT" shall mean (i) in the event the Gross Margin equals or exceeds $10,525,000 (the "MARGIN TARGET") an amount equal to $2,500,000 or (ii) in the event the Gross Margin is less than the Margin Target, an amount equal to $2,500,000 less the Deduction Amount, except that in no event shall the Deduction Amount exceed $2,500,000.

         "MEASURING PERIOD" shall mean the period commencing on January 1, 1999 and ending on September 30, 1999.

         "REVENUES" shall mean all revenues of the Company for the Measuring Period as determined in accordance with GAAP as consistently applied by the Company.

         "WORKING CAPITAL" shall mean current assets of the Company which are realizable in one year or less, minus the current liabilities of the Company, calculated in accordance with GAAP.

ANNEX B

Let s = the number of common shares outstanding

Let a = the Aggregate Purchase Price

Let p = the sum of the number of each in the money option times its exercise price, for example, if there are only 2 options outstanding, one for 10,000 shares at $5 and one for 20,000 shares at $3, then p = 10,000 x 5 + 20,000 x 3 = 110,000

Let AP = Adjusted Aggregate Purchase Price = a + p

Let o = the number of in-the-money options

Let AS = adjusted number of shares = s + o

c = Compensation per share = AP/AS

Compensation per option holder = (c - exercise price) x number of in the money options held by that option holder at that exercise price